Exhibit 99.1

Longs Drug Stores Corporation Reports

42% Increase in Third Quarter Net Income

WALNUT CREEK, California (November 15, 2006) – Longs Drug Stores Corporation (NYSE: LDG) today reported preliminary net income for the third quarter ended October 26, 2006 of $12.7 million, or $0.33 per diluted share. Last year, net income for the third quarter ended October 27, 2005 was $8.9 million, or $0.23 per diluted share.

Commenting on the results for the quarter, Chairman, President and Chief Executive Officer Warren F. Bryant said, “Our 42 percent increase in net income this quarter was primarily due to the progress we are making on our new prescription drug plans for Medicare beneficiaries offered by RxAmerica.

“Also reflected in our financial results for the quarter is the progress we are making on becoming a stronger competitor and more profitable company. While working on our five broad strategic initiatives, we are also pursuing opportunities related to our longer term growth including pharmacy benefit services and store expansion,” Bryant said.

“We are excited about our future and believe we are in a very good position to respond effectively to an increasingly dynamic environment,” Bryant said.

Longs plans to open or relocate 20 to 25 stores this fiscal year, in addition to the 21 retail locations acquired in June of 2006. The Company reported net capital expenditures for the first nine months of Fiscal 2007 of $127.4 million and it is estimating total capital expenditures for the full year to be in the range of $150 to $170 million, lower than originally estimated due to the timing of store openings and store equipment projects.

The Company plans to open or relocate 20 to 25 stores next year and remodel another 40 stores. Longs is estimating capital expenditures for Fiscal 2008 to be in the range of $150 to $200 million.

Longs repurchased 300,000 shares of its common stock during the third quarter for $13.6 million, or an average price of $45.36 per share, bringing the total number of shares repurchased this year to approximately 984,000 shares at an average price of $44.83. In May 2005, the Company’s Board of Directors authorized the repurchase of $150 million of outstanding common stock during the period extending through May 2008. Approximately $76 million remains under current Board authorization for stock repurchases.

Third Quarter

Net Income

Net income for the third quarter ended October 26, 2006, was $12.7 million, or $0.33 per diluted share. This compared with net income for the third quarter ended October 27, 2005, of $8.9 million, or $0.23 per diluted share, including the adjustment for the retrospective application of FSP FAS 13-1. The Company adopted this standard in the first quarter of Fiscal 2007. An 8-K filed with the SEC on May 17, 2006 includes a schedule with the retrospective application of the change in accounting for leases to previously reported quarterly results for Fiscal 2006.

Revenues

Total revenues of $1.23 billion for the thirteen weeks ended October 26, 2006, were 9.7 percent higher than the $1.12 billion reported in the comparable period last year. Total retail drug store sales were $1.15 billion, a 3.8 percent increase from $1.11 billion in the comparable period last year. Same-store sales increased 1.8 percent with pharmacy same-store sales increasing 5.5 percent and front-end same-store sales decreasing 1.7 percent. Pharmacy sales were 52.0 percent of total drug store sales during the period, compared with 49.7 percent a year ago.

Pharmacy benefit services generated revenues during the third quarter of $75.0 million compared with the $8.9 million reported last year. The prescription drug plans generated $65.3 million in revenues during the quarter.

Retail Drug Store Gross Profit

Retail drug store gross profit for the third quarter ended October 26, 2006 was $286.8 million, or 24.9 percent of sales. Last year, Longs reported retail drug store gross profit of $279.9 million, or 25.2 percent of sales. The decline in gross profit as a percent of sales was primarily due to the negative impact of the new Medicare drug benefit and the sales mix.

The LIFO provision for the third quarter ended October 26, 2006 was $3.0 million compared with $500,000 reported in the third quarter last year due to higher inflation.

Prescription Drug Plan Gross Profit

During the third quarter ended October 26, 2006, the Company incurred benefit costs for its prescription drug plans of $45.0 million, resulting in gross profit for the quarter of $20.3 million, or 31.0 percent of prescription drug plan revenues.

Operating and Administrative Expenses

Consolidated operating and administrative expenses for the third quarter ended October 26, 2006 were $271.3 million, or 22.1 percent of revenues, including $2.2 million in transition costs for the new Patterson distribution facility and $1.0 million in stock option expense. Last year, Longs reported operating and administrative expenses of $252.8 million, or 22.6 percent of revenues. Due to increased revenues, the operating and administrative expense rate declined this year compared with last year despite higher expenses related to the addition of prescription drug plans, store expansion, increased self distribution and stock option expense.

Operating Income

Operating income for the third quarter ended October 26, 2006 was $23.7 million, or 1.9 percent of revenues, compared with operating income for the third quarter last year of $15.4 million, or 1.4 percent of revenues.

First Nine Months

Net Income

Net income for the 39 weeks ended October 26, 2006, was $47.5 million, or $1.24 per diluted share. This compared with net income for the 39 weeks ended October 27, 2005, of $38.5 million, or $1.00 per diluted share, including the adjustment for the retrospective application of FSP FAS 13-1. The Company adopted this standard in the first quarter of Fiscal 2007.

Revenues

Total revenues of $3.76 billion for the 39 weeks ended October 26, 2006, were 9.6 percent higher than the $3.43 billion reported in the comparable period last year. Total retail drug store sales were $3.51 billion, a 3.3 percent increase from $3.40 billion in the comparable period last year. Same-store sales increased 2.0 percent with pharmacy same-store sales increasing 5.6 percent and front-end same-store sales decreasing 1.5 percent. Pharmacy sales were 51.2 percent of total drug store sales during the period, compared with 49.2 percent a year ago.

Pharmacy benefit services generated revenues during the 39 weeks ended October 26, 2006 of $243.8 million compared with the $28.0 million reported last year. The prescription drug plans generated $216.4 million in revenues during the first nine months ended October 26, 2006.

Retail Drug Store Gross Profit

The retail drug store gross profit for the 39 weeks ended October 26, 2006 was $877.3 million, or 25.0 percent of sales compared with a gross profit for the 39 weeks ended October 27, 2005 of $872.6 million, or 25.7 percent of sales. The decline in gross profit as a percent of sales was primarily due to the negative impact of the new Medicare drug benefit and the sales mix. Year to date, Medicare and Medicaid represented approximately 20 percent of Longs Drugs retail pharmacy sales. The retail drug store gross profit for the 39 weeks ended October 26, 2006 also included $1.0 million in transition costs for the new Patterson distribution facility.

The LIFO provision for the 39 weeks ended October 26, 2006 was a charge of $8.3 million compared with $4.5 million reported for the same period last year due to higher inflation.

Prescription Drug Plan Gross Profit

During the 39 weeks ended October 26, 2006, the Company incurred benefit costs for its prescription drug plans of $181.1 million, resulting in gross profit of $35.3 million, or 16.3 percent of prescription drug plan revenues.

Operating and Administrative Expenses

Consolidated operating and administrative expenses for the 39 weeks ended October 26, 2006 were $795.1 million, or 21.2 percent of revenues, including $3.7 million in transition costs for the new Patterson distribution facility and $3.7 million in stock option expense. Last year, Longs reported operating and administrative expenses of $770.3 million, or 22.5 percent of revenues. Due to increased revenues, the operating and administrative expense rate declined this year compared with last year despite higher expenses related to the addition of prescription drug plans, store expansion, increased self distribution and stock option expense.

Operating Income

Operating income for the 39 weeks ended October 26, 2006 was $79.8 million, or 2.1 percent of revenues compared with operating income for the 39 weeks ended October 27, 2005 of $67.2 million, or 2.0 percent of revenues.

Management Outlook

For the fourth quarter ending January 25, 2007, Longs estimates that total revenues will increase 7 to 9 percent. It estimates that total retail drug store sales will increase 3 to 5 percent and same-store sales will increase 1 to 3 percent compared with the fourth quarter of last year. Given these revenue assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.67 to $0.73 per diluted share in the fourth quarter. By comparison, Longs reported net income of $0.93 per diluted share for the fourth quarter last year, including the adjustment for the retrospective application of FSP FAS 13-1 and a $6.6 million after-tax gain on the sale of its Lathrop distribution facility.

Longs’ management is raising its outlook on net income for the 52 weeks ending January 25, 2007 to reflect the financial results reported for the first nine months of the year. Longs estimates that total revenues for the year will increase 8 to 10 percent. It estimates that total retail drug store sales will increase 3 to 5 percent and same-store sales will increase 1 to 3 percent compared with last year. Given these revenue assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $1.91 to $1.97 per diluted share in Fiscal 2007. The outlook for Fiscal 2007 reflects stock option expenses and a change in accounting for leases. The Company reported Fiscal 2006 net income of $1.93 per diluted share, including the adjustment for the retrospective application of FSP FAS 13-1 and a $6.6 million after-tax gain on the sale of its Lathrop distribution facility.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST today to discuss its third quarter performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com; Company Information; Investor Relations. A replay of the conference call will be available approximately two hours after the call and available through Wednesday, November 23, 2006 by dialing 412-317-0088 or toll free 877-344-7529 and using the account number 398438 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on Longs Drug Stores’ Investor Relations Web Site.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, financial results for the fourth quarter and full fiscal year (including revenues, same-store sales and net income), capital expenditures, goals for self-distribution, opening, relocating and remodeling of stores, profits from prescription drug plans and leveraging of investments in RxAmerica, and are indicated by such words as “will”, “expects”, “estimates”, “goals”, “plans” or similar words. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those contemplated by such statements. Risks and uncertainties relate to, among other things, changing market conditions in the overall and regional economy and in the retail industry, the new Medicare Drug Benefit, transitioning to the Patterson distribution facility and greater self-distribution, opening and closing stores, labor unrest, generic drug pricing, natural or manmade disasters, competition, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, the Company’s ability to achieve greater visibility into its inventories and gross profits on a short and long term basis, and other factors described from time to time in the Company’s news releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this news release.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 502 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended		For the 39 weeks ended
	October 26, 2006	October 27, 2005	October 26, 2006	October 27, 2005
	Thousands Except Per Share Amounts		Thousands Except Per Share Amounts
Revenues:
Retail drug store sales	$1,153,817	$1,111,533	$3,512,395	$3,400,248
Pharmacy benefit services revenues	75,015	8,851	243,758	28,035

Total revenues	1,228,832	1,120,384	3,756,153	3,428,283
Costs and expenses:
Cost of retail drug store sales	867,027	831,647	2,635,116	2,527,677
Prescription drug plan benefit costs	45,033	—	181,055	—
Operating and administrative expenses	271,345	252,801	795,111	770,279
Depreciation and amortization	21,309	20,567	65,033	63,172
Provision for store closures and asset impairments	447	—	447	—
Legal settlements and other disputes, net	—	—	(430)	—

Operating income	23,671	15,369	79,821	67,155
Interest expense	2,938	2,071	5,780	6,820
Interest income	(218)	(223)	(1,855)	(798)

Income before income taxes	20,951	13,521	75,896	61,133
Income taxes	8,246	4,595	28,375	22,665

Net income	$12,705	$8,926	$47,521	$38,468

Earnings per common share:
Basic	$0.34	$0.24	$1.28	$1.03
Diluted	0.33	0.23	1.24	1.00

Dividends per common share	$0.14	$0.14	$0.42	$0.42

Weighted average number of shares outstanding:
Basic	37,109	37,382	37,266	37,351
Diluted	38,076	38,393	38,259	38,280

Financial Highlights

Pharmacy benefit services revenues (thousands):
Pharmacy benefit management revenues	$9,716	$8,851	$27,376	$28,035
Prescription drug plan revenues	65,299	—	216,382	—

Total	$75,015	$8,851	$243,758	$28,035

Gross profit:
Retail drug store gross profit margin	24.9%	25.2%	25.0%	25.7%
Prescription drug plan gross profit margin	31.0%	N/A	16.3%	N/A

Operating income as a % of revenues:
Retail drug store segment	0.5%	1.2%	1.5%	1.8%
Pharmacy benefit services segment	24.2%	20.1%	10.6%	26.9%
Number of stores, beginning of period	500	473	476	472
Stores opened	2	4	7	5
Stores acquired (Network Pharmaceuticals)	—	—	21	—
Stores closed	(1)	(1)	(3)	(1)

Number of stores, end of period	501	476	501	476

Store relocations	1	—	1	—

Condensed Consolidated Balance Sheets (unaudited)

	October 26, 2006	October 27, 2005	January 26, 2006
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$24,555	$39,987	$74,662
Pharmacy and other receivables, net	319,691	168,459	183,213
Merchandise inventories, net	530,756	499,958	462,030
Deferred income taxes	41,198	41,883	42,258
Prepaid expenses and other current assets	21,898	21,872	21,204

Total current assets	938,098	772,159	783,367

Property:
Land	116,171	111,096	111,097
Buildings and leasehold improvements	643,812	572,868	578,158
Equipment and fixtures	613,429	592,604	601,247

Total	1,373,412	1,276,568	1,290,502
Less accumulated depreciation	704,798	665,955	674,517

Property, net	668,614	610,613	615,985

Goodwill	84,403	82,085	82,085
Intangible assets, net	13,269	5,953	6,060
Other non-current assets	6,357	13,560	7,832

Total	$1,710,741	$1,484,370	$1,495,329

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$449,797	$370,357	$349,888
Employee compensation and benefits	117,815	131,599	138,202
Taxes payable	48,263	57,194	58,493
Current maturities of debt	43,727	8,870	45,870

Total current liabilities	659,602	568,020	592,453

Long-term debt	192,091	116,818	59,818
Deferred income taxes and other long-term liabilities	72,077	60,223	80,469
Commitments and Contingencies

Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 37,352,000, 37,428,000 and 37,216,000 shares outstanding	18,676	18,714	18,608
Additional capital	243,347	208,177	213,374
Retained earnings	524,948	512,418	530,607

Total stockholders’ equity	786,971	739,309	762,589

Total	$1,710,741	$1,484,370	$1,495,329

Condensed Statements of Consolidated Cash Flows (unaudited)

	For the 39 weeks ended
	October 26,	October 27,
	2006	2005
	Thousands
Operating Activities:
Net income	$47,521	$38,468
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,033	63,172
Provision for store closures and asset impairments	447	—
Deferred income taxes and other	(7,142)	(9,246)
Stock awards and options, net	9,986	9,948
Common stock contribution to benefit plan	10,669	8,105
Changes in assets and liabilities:
Pharmacy and other receivables	(32,139)	(10,114)
Merchandise inventories	(65,875)	(66,678)
Other assets	(2,352)	949
Current liabilities and other	67,221	90,628

Net cash provided by operating activities	93,369	125,232

Investing Activities:
Capital expenditures	(110,914)	(77,459)
Acquisitions	(17,736)	—
Proceeds from property dispositions	1,248	6,251

Net cash used in investing activities	(127,402)	(71,208)

Financing Activities:
Proceeds from (repayments of) line of credit borrowings, net	139,000	(20,000)
Repayments of private placement borrowings	(8,870)	(8,870)
Repurchase of common stock	(44,134)	(40,655)
Proceeds from exercise of stock options	11,732	17,356
Dividend payments	(15,806)	(15,758)
Medicare Part D subsidy deposits (withdrawals), net	(102,341)	—
Excess tax benefits related to stock awards and options	4,345	—

Net cash used in financing activities	(16,074)	(67,927)

Decrease in cash and cash equivalents	(50,107)	(13,903)
Cash and cash equivalents at beginning of period	74,662	53,890

Cash and cash equivalents at end of period	$24,555	$39,987

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$5,471	$7,002
Cash paid for income taxes	38,682	18,233